Knoll 1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll Starts 2011 With Strong First Quarter Results

EAST GREENVILLE, PA, April 15, 2011 -- Knoll, Inc. (NYSE: KNL) today announced results for the first quarter ended March 31, 2011. Net sales were $220.9 million for the quarter, an increase of 26.0% from first quarter of 2010. Operating profit for the quarter was $20.9 million, compared with $9.4 million in the first quarter of 2010. Excluding restructuring charges of $0.5 million, adjusted operating profit was $21.4 million for the first quarter of 2011, or 9.7% of net sales, an increase of 64.6% when compared to adjusted operating profit for the first quarter of 2010. Net income for the first quarter of 2011 was $9.2 million, an increase of 318.2% when compared with the first quarter of 2010. Earnings per share was $0.20 for the quarter compared to $0.05 per share in the prior year. Adjusted earnings per share was $0.10 for the first quarter of 2010.

"Our positive momentum in the marketplace continued as we moved into 2011," commented Andrew Cogan, CEO. "The combination of improved economic conditions and our investments in innovative new designs drove double digit top line growth and year-over-year margin expansion which helped to more than double our EPS. We have an exciting program of new product introductions for our upcoming NeoCon 2011 trade show which continues to support our strategic focus on design-driven businesses and product categories."

First Quarter Results

First quarter 2011 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	3/31/11	3/31/10	Change

Net Sales	$220.9	$175.3	26.0%
Gross Profit	68.4	56.7	20.6%
Operating Expenses	47.0	43.6	7.8%
Restructuring Charges	0.5	3.6	(86.1)%
Operating Profit	20.9	9.4	122.3%
Adjusted Operating Profit	21.4	13.0	64.6%
Net Income	9.2	2.2	318.2%
Earnings Per Share - Diluted	.20	.05	300.0%
Adjusted Earnings Per Share	.20	.10	100.0%
Backlog	171.9	138.9	23.8%

Adjusted earnings per share and adjusted operating profit are non-GAAP financial measures and are calculated by excluding from earnings per share and operating profit items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of adjusted earnings per share and adjusted operating profit to earnings per share and operating profit, respectively, see "Reconciliation of Non-GAAP Financial Measures" below.

Net sales for the quarter were $220.9 million, an increase of $45.6 million, or 26.0%, from the first quarter of 2010. Sales increased double digits across all product categories with the largest gains occurring in office systems. Backlog of unfilled orders at March 31, 2011, was $171.9 million, an increase of $33.0 million, or 23.8%, compared to unfilled orders of $138.9 million at March 31, 2010.

Gross profit for the first quarter of 2011 was $68.4 million, an increase of $11.7 million, or 20.6%, when compared with the same period in 2010. First quarter 2011 gross margin (gross profit as a percentage of net sales) decreased to 31.0% from 32.3% in the same quarter of 2010. The decrease from the first quarter of 2010 resulted from price deterioration, transportation inflation, and raw material inflation. The strengthening of the Canadian dollar and Euro also negatively affected our gross margin.

Operating expenses for the first quarter of 2011 were $47.0 million, or 21.3% of sales, compared to $43.6 million, or 24.9% of sales, for the first quarter of 2010. The increase in operating expenses during the first quarter of 2011 was in large part due to increased sales commissions and incentive compensation associated with our higher sales volumes. These increases accounted for $2.7 million of the increase in operating expenses from the first quarter of 2010 to the first quarter of 2011.

Our operating profit for the first quarter of 2011 was $20.9 million, an increase of $11.5 million, or 122.3%, when compared with the same period in 2010. Operating profit as a percent of net sales was 9.5%. Operating profit for the first quarter of 2011 includes restructuring charges of $0.5 million. Excluding those restructuring charges, operating profit would have been $21.4 million, or 9.7% of net sales. When compared with the prior year, adjusted operating margin (operating profit as a percentage of net sales) for the first quarter of 2011 increased from 7.4% to 9.7%. For a reconciliation of adjusted operating profit to GAAP operating profit, see "Reconciliation of Non-GAAP Financial Measures" below.

During the first quarter of 2011, other expense included $1.8 million of foreign exchange losses, $1.0 million of miscellaneous expense related to a negative judicial ruling, offset by $0.5 million of income. Other expense for the first quarter of 2010 included $1.5 million of foreign exchange losses offset by $0.1 million of miscellaneous income.

The mix of pretax income and the varying effective tax rates in the countries in which we operate directly affects our consolidated effective tax rate. The effective tax rate was 36.8% for the quarter, as compared to 42.3% for the same period last year.

Cash used in operations during the first quarter 2011 was $16.8 million, compared with cash provided by operations of $11.5 million the year before. Capital expenditures for the period totaled $2.0 million compared to $1.3 million in the comparable period for 2010. During the first quarter of 2011 the Company repaid $3.0 million of debt and purchased $12.4 million of common stock using stock option proceeds. The Company also paid a quarterly dividend of $2.8 million, or $0.06 per share, in the first quarter of 2011 compared to $0.9 million, or $0.02 per share, in the first quarter of 2010.

"We have now seen three consecutive quarters of strong orders and sales growth across all our product categories with systems showing the greatest improvement this quarter. Since systems has lagged the other categories in the recovery and declined the most during this recession, this improvement bodes particularly well for us because of our strong systems position", stated Barry L. McCabe, EVP & CFO.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted earnings per share and adjusted operating profit measures, which are both non-GAAP financial measures. Adjusted earnings per share and adjusted operating profit are calculated by excluding from earnings per share and operating profit items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of expenses associated with restructuring activities. We present adjusted earnings per share and adjusted operating profit because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted earnings per share and adjusted operating profit are not measurements of our financial performance under GAAP and should not be considered as an alternative to earnings per share or operating profit under GAAP. Adjusted earnings per share and adjusted operating profit have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating adjusted earnings per share and adjusted operating profit, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of adjusted earnings per share and adjusted operating profit should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted earnings per share and adjusted operating profit only supplementally.

The following table reconciles adjusted earnings per share to earnings per share for the periods indicated.

	Three Months Ended March 31,
	2011	2010

Earnings per Share - Diluted	$0.20	$0.05
Add back:
Restructuring charges	-	0.05

Adjusted Earnings per Share - Diluted	$0.20	$0.10

The following table reconciles adjusted operating profit to operating profit for the periods indicated.

	Three Months Ended March 31,
	2011	2010

Operating Profit ($mm)	$20.9	$9.4
Add back:
Restructuring charges	0.5	3.6

Adjusted Operating Profit	$21.4	$13.0
Net sales ($mm)	$220.9	$175.3
Operating Margin	9.5%	5.4%
Adjusted Operating Margin	9.7%	7.4%

Conference Call Information

Knoll will host a conference call on Friday, April 15, 2011 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 866 362-4831

International 617 597-5347

Passcode 66311378

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through April 22, 2011 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 10434676).

About Knoll

Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help companies achieve Leadership in Energy and Environmental Design LEED® workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)

Sales	$220,858	$175,259
Cost of sales	152,457	118,598

Gross profit	68,401	56,661
Selling, general, and administrative expenses	47,016	43,645
Restructuring charges	471	3,608

Operating income	20,914	9,408
Interest expense	4,017	4,153
Other expense, net	2,328	1,413

Income before income tax expense	14,569	3,842
Income tax expense	5,367	1,627

Net income	$9,202	$2,215
Earnings per share:
Basic	$.20	$.05
Diluted	$.20	$.05
Weighted-average shares outstanding:
Basic	46,160,748	45,626,903
Diluted	46,874,899	45,865,732

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,590	$26,935
Customer receivables, net	139,155	126,780
Inventories	92,756	85,216
Prepaid and other current assets	20,548	22,229

Total current assets	257,049	261,160
Property, plant, and equipment, net	121,771	122,219
Intangible assets, net	298,076	298,347
Other noncurrent assets	5,554	5,706

Total Assets	$682,450	$687,432
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$144	$135
Accounts payable	97,072	101,206
Other current liabilities	73,382	90,577

Total current liabilities	170,598	191,918
Long-term debt	242,000	245,000
Other noncurrent liabilities	128,320	124,128

Total liabilities	540,918	561,046

Stockholders' equity	141,532	126,386

Total Liabilities and Stockholders' Equity	$682,450	$687,432

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2011	2010
	(Unaudited)	(Unaudited)

Net income	$9,202	$2,215

Cash Flows (used in) provided by provided by Operating Activities	(16,848)	11,521

Cash Flows used in Investing Activities	(1,970)	(1,661)

Cash Flows used in Financing Activities	(5,201)	(5,676)

Effect of exchange rate changes on cash and cash equivalents	1,674	(2,010)

(Decrease) Increase in cash and cash equivalents	(22,345)	2,174

Cash and cash equivalents at beginning of period	26,935	5,961

Cash and cash equivalents at end of period	$4,590	$8,135